UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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BEVERLY ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEWS RELEASE

BEI Investor Contact:	James M. Griffith Senior Vice President BEI Investor Relations (479) 201-5514	News Media Contacts:	Blair C. Jackson Vice President BEI Corporate Communications (479) 201-5263 Jim Barron/Debbie Miller Citigate Sard Verbinnen (212) 687-8080

Beverly Enterprises and Formation Capital Consortium
Reach Agreement to Terminate Proxy Contest

On-going Sale Process to include Consortium on an Equitable Basis

FORT SMITH, Ark. and ALPHARETTA, Ga., April 12, 2005 — Beverly Enterprises, Inc. (“BEI”) (NYSE: BEV) and the Formation Capital consortium — comprised of Formation Capital LLC, Appaloosa Management LP, Franklin Mutual Advisers LLC, and Northbrook NBV — today announced that they have reached an agreement under which the consortium will terminate its proxy contest.

Under the terms of the agreement, Arnold Whitman, Chief Executive Officer of Formation Capital, will withdraw his nominees for election to the BEI Board of Directors at the Company’s April 21, 2005, Annual Meeting of Stockholders. The consortium and BEI have also signed a Confidentiality Agreement under which the consortium will be included in the auction of BEI on a level playing field basis with other interested parties.

The statements in this document relating to matters that are not historical facts are forward-looking statements based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, including the risks and uncertainties detailed from time to time in BEI’s filings with the Securities and Exchange Commission. Although BEI believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. BEI assumes no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.

BEI, through its operating subsidiaries, is a leading provider of healthcare services to the elderly in the United States. BEI currently operates 346 skilled nursing facilities, as well as 18 assisted living centers, and 56 hospice and home care centers. Through Aegis Therapies, BEI also offers rehabilitative services on a contract basis to facilities operated by other care providers.

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